Exhibit 8(vi)(c)

AMENDMENT TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 24th day of November 1997, by and among MFS Variable Insurance Trust, Cova Financial Services Life Insurance Company and Massachusetts Financial Services Company, the parties do hereby agree to an amended Schedule A as attached hereto and agree that the term “prospectus” as used in the Participation Agreement shall include private offering memorandum or other such disclosure documents.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on                     , 1998.

COVA FINANCIAL SERVICES LIFE INSURANCE COMPANY
By its authorized officer,

By:	/s/ Norma J. Naselli
Title:	Assistant Vice President and Director, Agency Contracting

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios
By its authorized officer,

By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Senior Vice President and Associate General Counsel

As of                     , 1998

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Portfolios Applicable to Policies
Cova Variable Annuity Account One (est. 2/24/87)	XL-407 CL-407 XL-617 CL-617	MFS Research Series MFS Emerging Growth Series MFS/Foreign & Colonial Emerging Markets Series MFS High Income Series MFS World Governments Series MFS Growth With Income Series MFS Bond Series
Cova Variable Life Account Eight (est. 7/28/98)	CL 40021 CL 400022 CL 40025 CL 400026